Belden & Blake Corporation
News Release

5200 Stoneham Road, North Canton, Ohio 44720
Phone: 330-499-1660
Fax: 330-497-5463

Contact:	Bob Peshek Senior Vice President and Chief Financial Officer	FOR IMMEDIATE RELEASE August 26, 2005 E-mail: bpeshek@beldenblake.com

Belden & Blake Commences Tender Offer For Its
8.75% Senior Secured Notes due 2012

North Canton, Ohio – August 26, 2005 – Belden & Blake Corporation (“Belden & Blake” or the “Company”) announced today that it has commenced a tender offer (“Tender Offer”) to purchase for cash any and all of its outstanding 8.75% Senior Secured Notes due 2012 in the aggregate principal amount of $192,500,000 (the “Securities”) (CUSIP Number 077447AE0).

Belden & Blake is offering to purchase the outstanding Securities at 101% of the principal amount tendered from all holders of Securities (the “Holders”) who validly tender their Securities at or prior to 9:00 a.m., New York City time, on Monday, September 26, 2005, the expiration of the Tender Offer. Holders who validly tender their Securities at any time during the tender offer period will also be paid accrued and unpaid interest up to, but not including, the applicable date of payment for such Securities.

On August 16, 2005, Capital C Energy Operations, LP, the Company’s parent, was acquired by certain institutional funds (the “Funds”) managed by EnerVest Management Partners, Ltd., a Houston-based privately held oil and gas operator and institutional funds manager. Because the acquisition resulted in a change of control of the Company, the indenture governing the Securities requires the Company to make the Tender Offer.

The Tender Offer is conditioned upon compliance of the Tender Offer with all applicable laws. The purchase price for Securities tendered in the Tender Offer will be paid by the Company using borrowings under its new credit facility, cash on hand and subordinated loans or equity investments provided by the Funds.

Requests for documentation may be directed to Global Bondholder Services Corporation, at (212) 430-3774 (collect; for banks and brokers) or (866) 795-2200 (toll free; for all other than banks and brokers).

This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to any securities. The Tender Offer is being made solely by the Offer to Purchase dated August 26, 2005.

The information in this release includes forward-looking statements that are made pursuant to Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, and the business prospects of the Company are subject to a number of risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from the forward-looking statements contained herein. These risks and uncertainties include, but are not limited to, the Company’s access to capital, the market demand for and prices of oil and natural gas, the Company’s oil and gas production and costs of operation, results of the Company’s future drilling activities, the uncertainties of reserve estimates and environmental risks. These and other risks are described in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

Belden & Blake engages in the exploitation, development, production, operation and acquisition of oil and natural gas properties in the Appalachian and Michigan Basins (a region which includes Ohio, Pennsylvania, New York and Michigan). Belden & Blake is a subsidiary of Capital C Energy Operations, LP, an affiliate of EnerVest Management Partners, Ltd.

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